Exhibit 99.1

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for February 2023 and Announces Hilcorp’s 2023 Capital Plan

HOUSTON, Texas, February 17, 2023 – PNC Bank, National Association, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders (the “Unit Holders”) of its units of beneficial interest (the “Units”) of $11,644,396.06 or $0.249833 per Unit, based primarily upon the reported production of the Trust’s subject interests (the “Subject Interests”) during the month of December 2022. The distribution is payable March 14, 2023, to the Unit Holders of record as of February 28, 2023.

For the production month of December 2022, the owner of the Subject Interests, Hilcorp San Juan L.P. and the operator of the Subject Interests, Hilcorp Energy Company (collectively, “Hilcorp”), reported to the Trust net profits of $15,821,352 ($11,866,014 net royalty amount to the Trust).

Hilcorp reported $20,049,260 of total revenue from the Subject Interests for the production month of December 2022, consisting of $19,785,206 of gas revenues, $154,542 of oil revenues and other revenues of $109,512 related to a correction of the prior month’s reporting. For the Subject Interests, Hilcorp reported $4,227,909 of production costs for the production month of December 2022, consisting of $2,106,703 of lease operating expense, $2,110,570 of severance taxes and $10,636 of capital costs.

Based upon the information that Hilcorp provided to the Trust, gas volumes for the Subject Interests for December 2022 totaled 1,917,016 Mcf (2,130,018 MMBtu), as compared to 2,032,561 Mcf (2,258,401 MMBtu) for November 2022. Dividing gas revenues by production volume yielded an average gas price for December 2022 of $10.32 per Mcf ($9.29 per MMBtu), as compared to an average gas price for November 2022 of $5.36 per Mcf ($4.82 per MMBtu).

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by our professional consultants and outside counsel to ensure full compliance with all the underlying operative Trust agreements and evaluating all available potential remedies in the event there is evidence of non-compliance.

Hilcorp has also provided the Trust with its 2023 capital project plan for the Subject Interests (the “2023 Plan”), and Hilcorp has estimated its 2023 capital expenditures for the Subject Interests to be $4.4 million.

Hilcorp informed the Trust that its 2023 Plan will allocate approximately $3.7 million of the 2023 Plan’s budget towards 25 well recompletions and workovers scheduled to be completed in the Mesaverde, Pictured Cliffs and Fruitland Coal formations. Approximately $0.5 million of the 2023 Plan’s budget will be allocated to facilities projects related to natural gas compression and facility projects, and approximately $0.2 million will be spent for permitting costs for future new drill projects. Hilcorp further informed the Trust that its planned project status for 2023 is subject to revision if Hilcorp revises its assumptions underlying the 2023 Plan, and that actual capital costs may vary from these estimates.

Hilcorp’s actual capital expenditures during its 2022 accounting period (which corresponds to the Trust’s distribution months of March 2022 through February 2023), totaled approximately $1 million. Hilcorp allocated $0.6 million of 2022 capital spending towards recompletions and workovers, and $0.4 million towards facilities projects related to natural gas compression.

Contact:	San Juan Basin Royalty Trust

PNC Bank, National Association
PNC Asset Management Group
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
website: www.sjbrt.com
e-mail: sjt@pnc.com

Ross Durr, RPL, Senior Vice President & Mineral Interest Director
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.